Exhibit 10.2

EXECUTIVE COMPENSATION MODIFICATION AGREEMENT

This Executive Compensation Modification Agreement (the “Modification Agreement”) by and between AB&T Financial Corporation, a North Carolina corporation (including its direct and indirect subsidiaries, the “Employer”) and _______________, a resident of the State of North Carolina (the “Executive”) is entered into on this ______ day of _________, 2009.

W I T N E S S E T H

WHEREAS, the Executive is employed as a “senior executive officer” of Employer as such term is defined in section 111(b)(3) of the Emergency Economic Stabilization Act of 2008 (“EESA”); and

WHEREAS, the Executive may be eligible to receive from Employer, from time to time, cash and non-cash consideration, bonuses and other compensation (“Compensation”) pursuant to an employment agreement, salary continuation plan or agreement, incentive plan or agreement, severance plan or agreement, change-in-control agreement, stock option plan or grant agreement, restricted stock plan or grant agreement, equity compensation plan or agreement, phantom stock plan or award, split dollar agreement, supplemental retirement plan and/or any other agreement or plan, whether or not written, provided by Employer and intended to compensate Executive for services rendered as a senior executive officer of Employer (such agreements, plans and arrangements referred to collectively herein as the “Executive Compensation Agreements”); and

WHEREAS, the parties desire to amend each of the Executive Compensation Agreements to insert a “savings clause” with regard to the limitations on payments of certain benefits and to provide, in certain instances, for the forfeiture or recovery of certain payments or awards by the Employer while the Employer has outstanding certain equity or debt securities (including warrants to purchase such securities) owned by the United States Department of the Treasury pursuant to the EESA and acquired pursuant to that certain Letter Agreement (including the Schedules thereto) and Securities Purchase Agreement – Standard Terms (including the Annexes thereto) (together, the “Purchase Agreement”), between the Employer and the United States Department of the Treasury; and

WHEREAS, the execution of this Modification Agreement to cause the Executive Compensation Agreements to be in compliance with the provisions of EESA and to memorialize that Executive acknowledges and agrees to the potential for a recovery by the Employer from the Executive of certain cash and non-cash compensation pursuant to EESA is deemed by the Executive to be in his best interest as well as the best interest of the Employer and its shareholders; and

WHEREAS, the Executive desires to enter into this Modification Agreement to permit the Employer to be eligible for certain investments by the United States Department of the Treasury under the TARP Capital Purchase Program.

NOW, THEREFORE, in consideration of the benefits Executive will receive as a result of Employer’s participation in the Department of the Treasury’s TARP Capital Purchase Program and other good and valuable consideration the adequacy and receipt of which is hereby acknowledged, the parties hereto agree, effective as of the date first above written, to amend the Executive Compensation Agreements as follows:

A.     Each Executive Compensation Agreement, whether now existing or executed subsequent to the date hereof, shall be amended by adding a new paragraph or section to read in its entirety as follows:

Savings Clause Pursuant to Emergency Economic Stabilization Act of 2008 (“EESA”)

Notwithstanding any provision hereof to the contrary, and notwithstanding any prior or prospective amendment hereto, the fulfillment of the financial obligations to the Executive hereunder by the Employer shall be modified, amended and otherwise curtailed and/or limited if any payments hereunder or pursuant hereto would be contrary to the provisions of Section 111(b) of EESA as implemented by guidance or regulation thereunder while the United States Department of the Treasury owns any debt or equity securities of the Employer acquired pursuant to EESA or any warrants to purchase equity securities of the Employer issued pursuant to the provisions of EESA.

B. Executive acknowledges and agrees, that should Executive be in receipt of any Compensation from the Employer, that such Compensation shall be subject to recovery by the Employer and shall be repaid or forfeited by the Executive to the Employer if such compensation is proven to be, or have been, based on materially inaccurate financial statements or on any other materially inaccurate performance criteria in contravention of the provisions of EESA or any rules, regulations or guidance promulgated thereunder.

C.      Executive acknowledges and agrees that by executing this Modification Agreement, Executive waives all rights to the receipt of, and objection to, any recovery of any Compensation to the extent necessary, during the period that the United States Department of the Treasury owns any debt or equity securities of the Employer acquired pursuant to the Purchase Agreement or any warrants issued in connection therewith, in order for the Employer to comply with Section 111(b) of EESA as implemented by rules, regulations, or guidance thereunder.

D.     Except as provided herein, all other terms of the Executive Compensation Agreements shall remain in full force and effect.

E.      This Modification Agreement constitutes the valid, legal and binding obligation of the Employer and the Executive enforceable against each of them in accordance with its terms. This Modification Agreement shall inure to the benefit of and be binding upon any corporate successor of the Employer. This Modification Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   EMPLOYER

                                   __________________________________
                                    By:     ____________________________
                                   Title:     ____________________________

                                   EXECUTIVE

                                   By:     _______________________(SEAL)
                                         ________________________